For Release: February 9, 2005	9:00am EST

American Water Star, Inc. Signs Up a New East Coast Distributor

Las Vegas - (BUSINESS WIRE) - February 9, 2005 --American Water Star, Inc., (AMEX: AMW -- News) a publicly traded company located in Las Vegas, Nevada is pleased to announce that they have added a new distributor to their extensive list of outstanding distribution companies. Delta Distributing, Inc. has joined the network of distributors representing American Water Star in the Southeastern United States. Delta Distributing, Inc. is based out of Marietta, Georgia.

"We are excited to have Delta representing our product lines," said Roger Mohlman, CEO of American Water Star, Inc. "Delta's management has over 25 years of experience with several "Fortune 500" companies. Their sales team will be a great addition to our distribution network."

About: American Water Star, Inc.:

American Water Star Inc. ("AMW") is a publicly traded company, (AMEX: AMW), and is engaged in the beverage bottling industry. Its product brands are both licensed and developed in-house, and bottled in strategic locations throughout the United States. AMW's beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

At AMW, we believe our great-tasting, new zero sugar; zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our products include Hawaiian Tropic -- a product featuring a sugar-free, no carbonation, and caffeine-free, sodium-free tropical drink. Hawaiian Tropic flavors include Strawberry Kiwi, Kiwi-Lemon Lime, Orange Guava and Pineapple Pink Grapefruit. For grade school age children we are introducing Geyser Sport -- our new non-sugared, 0 calorie, 0 carbohydrates, 0 sodium, vitamin and mineral-enriched, fruit-flavored beverage brand. Our other premium beverages include; Geyser Fruit Beverages -- our line of eight different fruit-flavored waters which have proven to be popular with consumers and Geyser Fruta -- our Latin line of seven different fruit-flavored beverages.

Forward-Looking Statements:

This press release may contain statements that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from AMW's historical experience and its present expectations or projections. These risks include, but are not limited to, any benefits of the Delta Distributing arrangement; Delta's reputation and abilities; actual distribution of AMW's products in the Southeastern United States; AMW's ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. AMW undertakes no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

American Water Star Inc.	Redwood Consultants, LLC.
Donald Hejmanowski, 702-740-7036	Jens Dalsgaard, 415-884-0348